Exhibit 3.1

CERTIFICATE OF AMENDMENT
TO
SECOND RESTATED CERTIFICATE OF INCORPORATION
OF
TOLL BROTHERS, INC.
Pursuant to Section 242 of the General Corporation Law of the State of Delaware

TOLL BROTHERS, INC., a corporation organized and existing under and by virtue of the Delaware General Corporation Law (the “Company”), DOES HEREBY CERTIFY THAT:

FIRST: At a meeting of the Board of Directors of the Company held on December 15, 2010, the Board of Directors of the Company adopted resolutions that declared advisable and recommended to the stockholders of the Company the following amendment to Article Five, Part III of the Company’s Second Restated Certificate of Incorporation, as amended, and directed that such amendment be submitted to the Company’s stockholders for their approval at the Annual Meeting of Stockholders on March 16, 2011.

Article Five, Part III of the Company’s Second Restated Certificate of Incorporation, as amended, is amended to read in its entirety as follows:

PART III – CLASSIFICATION OF THE BOARD

At each annual meeting of stockholders beginning at the 2012 annual meeting, Directors whose terms expire at that meeting (or such Directors’ successors) shall be elected for a one-year term. Accordingly, at the 2012 annual meeting of stockholders, the Directors whose terms expire at that meeting (or such Directors’ successors) shall be elected to hold office for a one-year term expiring at the 2013 annual meeting of the stockholders; at the 2013 annual meeting of stockholders, the Directors whose terms expire at that meeting (or such Directors’ successors) shall be elected to hold office for a one-year term expiring at the 2014 annual meeting of the stockholders; and at the 2014 annual meeting of stockholders and at each annual meeting of stockholders thereafter, all Directors shall be elected to hold office for a one-year term expiring at the next annual meeting of stockholders.

SECOND: At the Annual Meeting of Stockholders on March 16, 2011, held pursuant to the notice required by Section 222 of the Delaware General Corporation Law, not less than 66 2/3% of the outstanding shares of stock of the Company entitled to vote thereon approved the foregoing amendment to Article Five, Part III of the Company’s Second Restated Certificate of Incorporation, as amended.

THIRD: The foregoing amendment was duly adopted in accordance with the provisions of Section 242 of the Delaware General Corporation Law.

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IN WITNESS WHEREOF, the Company has caused its corporate seal to be hereunto affixed and this certificate to be signed, under penalty of perjury, by Douglas C. Yearley, Jr., its Chief Executive Officer, and attested by Michael I. Snyder, its Secretary, on March 16, 2011, and does confirm that this Certificate of Amendment is the act of the Company and that the statements made herein are true.

TOLL BROTHERS, INC.

By: /s/ Douglas C. Yearley, Jr.
Douglas C. Yearley, Jr.
Chief Executive Officer

ATTEST:   By: /s/ Michael I. Snyder
                    Michael I. Snyder
                    Secretary